Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191

CONTACT: Matt Brusch, Director of Communications mbrusch@tier.com (571) 382-1048

TIER TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

RESTON, Va., January 11, 2006 – Tier Technologies, Inc. (the “Company”) (Nasdaq: TIERE), announced today that its Board of Directors adopted a Stockholder Rights Plan, pursuant to which all Tier stockholders will receive rights to purchase shares of a new series of preferred stock. The Rights Plan is designed to enable all of Tier’s stockholders to realize the full value of their investment in the Company and to ensure that all of Tier’s stockholders receive fair and equal treatment in the event that an unsolicited attempt is made to acquire the Company. The Rights Plan is intended as a means to guard against abusive takeover tactics and was not adopted in response to any current proposal to acquire Tier. The Company’s Board anticipates that the adoption of the Rights Plan will discourage efforts to acquire more than 10% of the Company’s common stock without first negotiating with the Board of Directors.

“The goal of the Rights Plan is not to prevent an acquisition of the company, but rather to protect the Company and its stockholders from coercive, unfair, or opportunistic takeover tactics that could deprive the stockholders and Board of opportunities to maximize the Company’s value,” said Jim Weaver, president and chief executive officer of Tier. “The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an opportunistic acquiror from gaining control of the Company without offering a fair price to all of the Company’s stockholders.”

The Rights Plan is similar to plans adopted by other publicly-traded companies. The rights will be distributed to stockholders of record as of January 23, 2006 and will expire on January 10, 2016. Each right entitles the holder to purchase one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $50.00, subject to adjustment. Initially, the rights are not exercisable and will be attached to the outstanding shares of common stock. The rights will be exercisable only if a person or group becomes the beneficial owner of 10% or more of the outstanding common stock of the Company or announces a tender offer for more than 10% of the common stock. The Company’s Board of Directors has the authority to redeem the rights at a purchase price of $0.001 per right in certain circumstances described in the Rights Plan.

At least once every three years, a committee of independent directors will evaluate the Rights Plan in order to consider whether the maintenance of the Rights Plan continues to be in the interests of the Company and its stockholders.

Additional details of the Rights Plan may be found in the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission and will be outlined in a summary to be mailed to all stockholders following the record date.

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts, including statements regarding the Stockholder Rights Plan, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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